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                                                                    Exhibit 99.1


                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Vital Living Products, Inc., and further agree that this Joint Filing Agreement be included as an exhibit to any such joint filings. Any such joint filings may be executed by one or more of the undersigned on behalf of each of the undersigned.

         The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 9, 2001.


                                                 /s/ Donald R. Podrebarac
                                                 -------------------------------
                                                 Donald R. Podrebarac


                                                 /s/ Buntin S. Podrebarac
                                                 -------------------------------
                                                 Buntin S. Podrebarac






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